Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Record Third Quarter 2025 Results

–Revenue Growth of 27% and Adjusted EBITDA Expansion of 51% with All Segments Contributing
–Aggregates Pricing Increased 9% and Cash Unit Profitability Improved 17%
–Ended the Third Quarter with Net Debt to Adjusted EBITDA of 2.4x Within Long-Term Target Two Quarters Ahead of Stated Goal

DALLAS, Texas - ARCOSA, Inc. - October 30, 2025:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the third quarter ended September 30, 2025.

Third Quarter 2025 Highlights

	Three Months Ended September 30,
	2025	2024	% Change

	($ in millions, except per share amounts)
Revenues	$797.8	$640.4	25%
Revenues, excluding the impact of divested business(1)	$797.8	$626.8	27%
Net income	$73.0	$16.6	340%
Adjusted Net Income(2)	$77.3	$44.6	73%
Diluted EPS	$1.48	$0.34	335%
Adjusted Diluted EPS(2)	$1.56	$0.91	71%
Adjusted EBITDA(2)	$174.2	$114.0	53%
Adjusted EBITDA Margin(2)	21.8%	17.8%	400 bps
Adjusted EBITDA, excluding impact from divested business(1)(2)	$174.2	$115.3	51%
Adjusted EBITDA Margin, excluding impact from divested business(1)(2)	21.8%	18.4%	340 bps
Net cash provided by operating activities	$160.6	$135.0	19%
Free Cash Flow(2)	$134.0	$107.2	25%
bps - basis points
(1) Excludes the impact of the divested steel components business. Financial results for the steel components business were included in the Transportation Products segment as part of continuing operations to the date of sale, August 16, 2024.
(2) Non-GAAP financial measure. See reconciliation tables included in this release.

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Antonio Carrillo, President and Chief Executive Officer, commented, “Our third quarter performance underscores the success of our portfolio transformation. We had record results led by 27% revenue growth, roughly 50% Adjusted EBITDA improvement, and 340 basis points of Adjusted EBITDA Margin expansion. With strong third quarter cash conversion, we also achieved our stated leverage goal two quarters ahead of schedule and within one year of the transformational $1.2 billion Stavola acquisition.

“Within Construction Products, Stavola led our significant third quarter growth and was highly accretive to segment margin. In our aggregates business, total volumes increased 18%, supported by Stavola and organic expansion, and pricing increased 9%, resulting in double-digit unit profitability gains.

“Engineered Structures continues to deliver strong organic performance benefitting from increased demand in our utility structures business and higher volumes in our wind towers business. With significant tailwinds, the U.S. power market remains robust and our backlog in utility and related structures is at record levels. In our wind towers business, we received additional orders providing improved visibility for 2026 and 2027. New wind tower orders from two customers totaled approximately $117 million, of which $60 million was received after quarter end.

“Our barge business executed well, generating double-digit revenue and Adjusted Segment EBITDA growth and solid margin expansion in the quarter. The barge backlog is up 16% year-to-date, reflecting a 1.2 times book to bill for the first nine months and providing production visibility for both hopper and tank barges well into 2026.”

Carrillo concluded, “We ended the quarter with Net Debt to Adjusted EBITDA of 2.4 times, an improvement from 2.8 times at the end of the second quarter. Underscoring our commitment to balance sheet strength and financial flexibility, we repaid $100 million of the acquisition term loan financing during the quarter. With our leverage within our long-term target of 2.0 to 2.5 times, we will continue to take a balanced approach to capital allocation, investing in our businesses to further position our portfolio for sustainable long-term growth.”

2025 Outlook and Guidance

The Company made the following updates to its full year 2025 guidance:
•Consolidated revenues range of $2.86 billion to $2.91 billion, compared to its previous guidance range of $2.85 billion to $2.95 billion.
•Consolidated Adjusted EBITDA range of $575 million to $585 million, compared to its previous guidance range of $555 million to $585 million.
“Our outlook for the remainder of the year remains very positive. Overall demand trends are favorable, and we believe our U.S.-focused operations are well-aligned with long-term infrastructure and secular power market drivers. We have increased the mid-point of our Adjusted EBITDA guidance range and anticipate 32% growth in 2025 reflecting strong accretion from Stavola as well as double-digit organic expansion,” concluded Mr. Carrillo.

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Third Quarter 2025 Results and Commentary

All comparisons are versus the prior year quarter unless noted otherwise.

Construction Products
•Revenues increased 46% to a record $387.5 million driven by the contribution from the construction materials business of Stavola Holding Corporation and its affiliated entities (collectively “Stavola”), acquired in October 2024, which added $102.6 million to revenues during the quarter.
•Organic revenues increased 7% due to higher pricing and increased volumes.
•Adjusted Segment EBITDA increased 62% to a record $115.2 million and Adjusted Segment EBITDA Margin increased 300 basis points to 29.7% from 26.7% in the prior period. Freight-Adjusted Segment EBITDA Margin was 32.7% compared to 29.2% in the prior period.
•Stavola contributed $44.5 million to Adjusted Segment EBITDA and organic Adjusted Segment EBITDA was roughly flat.
•The accretive margin impact from Stavola was partially offset by operating inefficiencies in our legacy aggregates business largely due to production downtime at a few locations, which lowered cost absorption.
•Within aggregates, total volumes increased 18% and Aggregates Freight-Adjusted Average Sales Price increased 9%, resulting in Aggregates Adjusted Cash Gross Profit per Ton growth of 17%.
•Depreciation, depletion, and amortization expense increased $11.6 million, or 38%, primarily due to the acquisition of Stavola.

Engineered Structures
•Revenues increased 11% to $311.0 million primarily due to higher volumes and improved pricing in utility structures and higher wind towers volumes.
•Adjusted Segment EBITDA increased 29% to $57.0 million due to strong growth across our businesses. Margin expanded 240 basis points to 18.3% driven by increased pricing and operating improvements in our utility and related structures business.
•Order activity for our utility structures business continues to be robust as our utility customers remain focused on improving and expanding the electricity grid. We ended the third quarter with record backlog for utility and related structures of $461.5 million, up 11% from the start of the year.
•During the third quarter, we received wind tower orders of $57 million for delivery in 2026 and shifted some deliveries scheduled for 2028 into 2026, which provides additional near-term production visibility. The backlog for our wind towers business at the end of the quarter was $526.3 million.
•During October, we received additional wind tower orders of approximately $60 million for delivery through 2027.

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Transportation Products
•Prior period results included revenues and Adjusted EBITDA of $13.6 million and $(1.3) million, respectively, for the steel components business, which was divested in August 2024.
•Revenues for our barge business increased 22% primarily due to higher tank barge deliveries.
•Excluding the impact of the divested steel components business, Adjusted Segment EBITDA increased 36%, to $17.6 million, driven by higher tank barge deliveries.
•Adjusted Segment EBITDA Margin, excluding the divested steel components business, was 17.7% up from 15.8% in the prior period.
•During the third quarter, we received barge orders totaling approximately $148 million for both hopper and tank barges, reflecting a book-to-bill of 1.5. With additional orders taken since the end of the quarter, our visibility for both hopper and tank barges extends well into the second half of 2026.
•Our barge backlog at the end of the quarter was $325.9 million, up 16% from the start of the year. We expect to recognize approximately 30% of our current backlog during the remainder of 2025.

Corporate and Other Financial Notes
•Excluding acquisition and divestiture-related costs, which have been excluded from Adjusted EBITDA, corporate expenses increased to $16.0 million from $13.4 million in the prior period primarily due to higher compensation-related costs.
•Acquisition and divestiture-related costs were $0.1 million in the third quarter compared to $11.6 million in the prior period.
•Interest expense totaled $27.1 million, an increase of $11.3 million from the prior period driven by the additional debt incurred to finance the Stavola acquisition.
•The effective tax rate for the third quarter was 16.2% compared to 13.1% in the prior period. The increase in the rate was primarily due to higher state taxes and foreign adjustments.

Cash Flow and Liquidity
•Operating cash flow was $160.6 million during the third quarter, an increase of $25.6 million compared to the prior period, primarily due to higher earnings.
•Working capital was a $22.7 million net source of cash for the quarter compared to the prior period's $50.0 million net source of cash.
•Capital expenditures in the third quarter were $39.6 million, compared to $34.4 million in the prior period.
•Free Cash Flow for the quarter was $134.0 million, up from $107.2 million in the prior period.
•During the quarter, we paid $100.0 million to reduce our outstanding term loan borrowings.
•Net Debt to Adjusted EBITDA was 2.4x for the trailing twelve months, down from 2.8x at the end of the second quarter, and within our target leverage range of 2.0 to 2.5x.
•We ended the quarter with total liquidity of $920.0 million, including $220.0 million of cash and cash equivalents and full availability under our $700 million revolving credit facility.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on October 31, 2025 to discuss third quarter 2025 results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-723-6494 for domestic callers and 785-424-1619 for international callers. The conference ID is ARCOSA and the passcode is 21352. An audio playback will be available through 11:59 p.m. Eastern Time on November 14, 2025, by dialing 800-839-2398 for domestic callers and 402-220-7208 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” “goal,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the failure to successfully complete or integrate acquisitions, including Ameron and Stavola, or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the impact of Arcosa's level of indebtedness; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; impacts from the Inflation Reduction Act and One Big Beautiful Bill Act; the delivery or satisfaction of any backlog or firm orders; the impact of pandemics on Arcosa’s business; the impact of tariffs; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see “Risk Factors” and the “Forward-Looking Statements” section of “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Arcosa's Form 10-K for the year ended December 31, 2024 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Erin Drabek	David Gold
VP of Investor Relations	ADVISIRY Partners

T 972.942.6500	T 212.661.2220
InvestorResources@arcosa.com	David.Gold@advisiry.com
MEDIA CONTACT

Media@arcosa.com
TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues	$797.8	$640.4	$2,166.7	$1,903.7
Cost of revenues	605.9	503.7	1,683.3	1,517.4
Gross profit	191.9	136.7	483.4	386.3
Selling, general, and administrative expenses	82.2	82.4	228.9	231.0
Other operating (income) expense	(2.6)	20.5	(8.4)	0.9
Operating profit	112.3	33.8	262.9	154.4

Interest expense	27.1	15.8	83.9	35.5
Interest income	(1.8)	(3.8)	(4.9)	(6.2)
Other nonoperating (income) expense	(0.1)	2.7	(2.2)	5.5
	25.2	14.7	76.8	34.8
Income before income taxes	87.1	19.1	186.1	119.6
Provision for income taxes	14.1	2.5	29.8	18.2
Net income	$73.0	$16.6	$156.3	$101.4

Net income per common share:
Basic	$1.49	$0.34	$3.19	$2.08
Diluted	$1.48	$0.34	$3.18	$2.07
Weighted average number of shares outstanding:
Basic	49.0	48.7	48.9	48.6
Diluted	49.1	48.8	49.0	48.7

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2025	2024	2025	2024
Aggregates	$218.1	$170.6	$577.4	$499.2
Specialty materials and asphalt	146.9	63.0	353.4	192.2
Aggregates intrasegment sales	(13.4)	—	(27.8)	(0.6)
Total Construction Materials	351.6	233.6	903.0	690.8
Construction site support	35.9	32.3	101.8	102.4
Construction Products	387.5	265.9	1,004.8	793.2

Utility and related structures	215.6	200.2	616.6	587.0
Wind towers	95.4	79.2	272.2	198.8
Engineered Structures	311.0	279.4	888.8	785.8

Inland barges	99.3	81.5	273.1	236.9
Steel components(1)	—	13.6	—	87.8
Transportation Products	99.3	95.1	273.1	324.7

Consolidated Total	$797.8	$640.4	$2,166.7	$1,903.7

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating profit (loss):	2025	2024	2025	2024
Construction Products	$71.4	$40.4	$148.3	$108.6
Engineered Structures	44.9	32.6	126.7	94.0
Transportation Products(1)	12.1	(14.2)	34.8	13.0
Segment Total	128.4	58.8	309.8	215.6
Corporate	(16.1)	(25.0)	(46.9)	(61.2)
Consolidated Total	$112.3	$33.8	$262.9	$154.4

Backlog:	September 30, 2025	December 31, 2024	September 30, 2024
Engineered Structures:
Utility and related structures	$461.5	$414.0	$418.3
Wind towers	$526.3	$776.8	$846.3
Transportation Products:
Inland barges	$325.9	$280.1	$244.7

(1) On August 16, 2024, the Company completed the divestiture of the steel components business. See Reconciliation of Adjusted EBITDA for Steel Components table for the contribution of the steel components business to operating profit, included above, for the three and nine months ended September 30, 2024.

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$220.0	$187.3
Receivables, net of allowance	480.3	350.2
Inventories	420.7	359.9
Other	51.2	56.6
Total current assets	1,172.2	954.0

Property, plant, and equipment, net	2,088.1	2,129.4
Goodwill	1,348.9	1,361.2
Intangibles, net	317.6	338.3
Deferred income taxes	2.6	2.8
Other assets	123.6	129.8
	$5,053.0	$4,915.5
Current liabilities:
Accounts payable	$319.3	$237.3
Accrued liabilities	179.8	166.4
Advance billings	71.3	100.2
Current portion of long-term debt	9.3	12.1
Total current liabilities	579.7	516.0

Debt	1,573.8	1,676.8
Deferred income taxes	220.9	200.6
Other liabilities	93.7	93.9
	2,468.1	2,487.3
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,703.9	1,696.5
Retained earnings	897.7	748.9
Accumulated other comprehensive loss	(17.1)	(17.7)
Treasury stock	(0.1)	—
	2,584.9	2,428.2
	$5,053.0	$4,915.5

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2025	2024
Operating activities:
Net income	$156.3	$101.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	165.9	134.6
Impairment charge	2.0	5.8
Stock-based compensation expense	19.8	19.0
Gain on disposition of assets and sale of businesses	(10.4)	(4.9)
Provision for deferred income taxes	21.5	14.7
(Increase) decrease in other assets	0.5	(1.9)
Increase (decrease) in other liabilities	(4.5)	(16.4)
Other	3.6	(3.8)
Changes in current assets and liabilities:
(Increase) decrease in receivables	(131.3)	(45.5)
(Increase) decrease in inventories	(60.0)	33.1
(Increase) decrease in other current assets	5.4	3.7
Increase (decrease) in accounts payable	81.9	(24.8)
Increase (decrease) in advance billings	(28.9)	(4.1)
Increase (decrease) in accrued liabilities	(0.7)	42.9
Net cash provided by operating activities	221.1	253.8
Investing activities:
Proceeds from disposition of assets	23.8	14.0
Proceeds from sale of businesses	—	86.4
Capital expenditures	(101.4)	(136.4)
Cash received (paid) for acquisitions	17.6	(214.6)
Net cash required by investing activities	(60.0)	(250.6)
Financing activities:
Payments to retire debt	(107.7)	(260.2)
Proceeds from issuance of debt	—	935.0
Dividends paid to common stockholders	(7.5)	(7.3)
Purchase of shares to satisfy employee tax on vested stock	(12.4)	(10.5)
Debt issuance costs	(0.8)	(8.2)
Net cash (required) provided by financing activities	(128.4)	648.8
Net increase in cash and cash equivalents	32.7	652.0
Cash and cash equivalents at beginning of period	187.3	104.8
Cash and cash equivalents at end of period	$220.0	$756.8

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in millions)
Net income	$73.0	$16.6	$156.3	$101.4
Loss on sale of businesses, net of tax	2.7	17.7	4.6	2.7
Impact of acquisition and divestiture-related expenses, net of tax(1)	0.1	10.3	1.1	16.7
Impairment charge, net of tax	1.5	—	1.5	4.5
Adjusted Net Income	$77.3	$44.6	$163.5	$125.3

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(in dollars per share)
Diluted EPS	$1.48	$0.34	$3.18	$2.07
Loss on sale of businesses	0.05	0.36	0.09	0.05
Impact of acquisition and divestiture-related expenses(1)	—	0.21	0.02	0.34
Impairment charge	0.03	—	0.03	0.09
Adjusted Diluted EPS	$1.56	$0.91	$3.32	$2.55

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,		Full Year 2025 Guidance
	2025	2024	2025	2024	Low	High
Revenues	$797.8	$640.4	$2,166.7	$1,903.7	$2,860.0	$2,910.0

Net income	73.0	16.6	156.3	101.4	201.4	203.9
Add:
Interest expense, net	25.3	12.0	79.0	29.3	101.0	103.0
Provision for income taxes	14.1	2.5	29.8	18.2	41.3	44.8
Depreciation, depletion, and amortization expense(1)	56.2	45.2	165.9	134.6	224.0	226.0
EBITDA	168.6	76.3	431.0	283.5	567.7	577.7
Add (less):
Loss on sale of businesses	3.6	23.0	6.1	3.5	6.1	6.1
Impact of acquisition and divestiture-related expenses(2)	0.1	12.0	1.4	20.4	1.4	1.4
Impairment charge	2.0	—	2.0	5.8	2.0	2.0
Other, net (income) expense	(0.1)	2.7	(2.2)	5.5	(2.2)	(2.2)
Adjusted EBITDA	$174.2	$114.0	$438.3	$318.7	$575.0	$585.0
Adjusted EBITDA Margin	21.8%	17.8%	20.2%	16.7%	20.1%	20.1%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. “Adjusted Segment EBITDA Margin” is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024	2025
Construction Products
Revenues	$387.5	$265.9	$1,004.8	$793.2	$1,316.7

Operating Profit	71.4	40.4	148.3	108.6	173.6
Add: Depreciation, depletion, and amortization expense(1)	41.8	30.2	122.2	89.7	167.2
Segment EBITDA	113.2	70.6	270.5	198.3	340.8
Less: Gain on sale of businesses	—	—	—	(5.0)	—
Add: Impact of acquisition and divestiture-related expenses(2)	—	0.4	—	1.7	10.5
Add: Impairment charge	2.0	—	2.0	5.8	2.0
Adjusted Segment EBITDA	$115.2	$71.0	$272.5	$200.8	$353.3
Adjusted Segment EBITDA Margin	29.7%	26.7%	27.1%	25.3%	26.8%

Engineered Structures
Revenues	$311.0	$279.4	$888.8	$785.8	$1,150.3

Operating Profit	44.9	32.6	126.7	94.0	159.1
Add: Depreciation and amortization expense(1)	12.1	11.7	36.8	32.1	50.1
Segment EBITDA	57.0	44.3	163.5	126.1	209.2
Add: Impact of acquisition and divestiture-related expenses(2)	—	—	—	1.6	—
Less: Gain on sale of businesses	—	—	—	(14.5)	—
Adjusted Segment EBITDA	$57.0	$44.3	$163.5	$113.2	$209.2
Adjusted Segment EBITDA Margin	18.3%	15.9%	18.4%	14.4%	18.2%

Transportation Products
Revenues	$99.3	$95.1	$273.1	$324.7	$366.0

Operating Profit (Loss)	12.1	(14.2)	34.8	13.0	52.0
Add: Depreciation and amortization expense	1.9	2.8	5.7	10.9	7.4
Segment EBITDA	14.0	(11.4)	40.5	23.9	59.4
Add: Loss on sale of businesses	3.6	23.0	6.1	23.0	4.7
Adjusted Segment EBITDA	$17.6	$11.6	$46.6	$46.9	$64.1
Adjusted Segment EBITDA Margin	17.7%	12.2%	17.1%	14.4%	17.5%

Operating Loss - Corporate	$(16.1)	$(25.0)	$(46.9)	$(61.2)	$(78.6)
Add: Impact of acquisition and divestiture-related expenses - Corporate(2)	0.1	11.6	1.4	17.1	17.0
Add: Corporate depreciation expense	0.4	0.5	1.2	1.9	1.6
Adjusted EBITDA	$174.2	$114.0	$438.3	$318.7	$566.6
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

972.942.6500	13	arcosa.com

Arcosa, Inc.
Reconciliation of Non-GAAP Measures for Construction Products
(in millions, except per ton amounts)
(unaudited)

“Aggregates Freight-Adjusted Revenues” is defined as aggregates revenues less freight and delivery, which are pass-through activities, and other revenues, which are largely service related. We use this metric to calculate “Aggregates Freight-Adjusted Average Sales Price”, which is Aggregates Freight-Adjusted Revenues divided by shipments. “Aggregates Adjusted Cash Gross Profit” is defined as aggregates gross profit plus depreciation, depletion, and amortization and adjusted for certain items that are not reflective of the normal earnings of our business. “Aggregates Adjusted Cash Gross Profit Per Ton” is Aggregates Adjusted Cash Gross Profit divided by shipments. GAAP does not define these metrics and they should not be considered as alternatives to earnings measures defined by GAAP, including aggregates revenues and aggregates gross profit. We believe that this presentation is consistent with our competitors. These metrics are used by analysts and investors in comparing a company's performance on a consistent basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Aggregates
Aggregates revenues	$218.1	$170.6	$577.4	$499.2
Less: Freight and other revenues	(37.2)	(29.6)	(99.7)	(92.2)
Aggregates Freight-Adjusted Revenues	$180.9	$141.0	$477.7	$407.0

Aggregates gross profit	61.5	44.0	144.4	124.4
Add: Depreciation, depletion, and amortization	24.9	18.3	72.1	53.8
Add: Impact of acquisition and divestiture-related expenses	—	0.4	—	1.7
Aggregates Adjusted Cash Gross Profit	$86.4	$62.7	$216.5	$179.9

Aggregates shipments - tons	9.9	8.4	26.5	24.7
Aggregates Freight-Adjusted Average Sales Price	$18.27	$16.79	$18.03	$16.48
Aggregates Adjusted Cash Gross Profit per Ton	$8.73	$7.46	$8.17	$7.28
“Freight-Adjusted Revenues” for Construction Products is defined as segment revenues less freight and delivery, which are pass-through activities. GAAP does not define Freight-Adjusted Revenues and it should not be considered as alternatives to earnings measures defined by GAAP, including revenues. We use Freight-Adjusted Revenues in the review of our operating results. We also believe that this presentation is consistent with our competitors. As a widely used metric by analysts and investors, this metric assists in comparing a company's performance on a consistent basis. “Freight-Adjusted Segment EBITDA Margin” is defined as Freight-Adjusted Revenues divided by Adjusted Segment EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Construction Products
Revenues	$387.5	$265.9	$1,004.8	$793.2
Less: Freight revenues	(35.2)	(22.7)	(87.7)	(73.7)
Freight-Adjusted Revenues	$352.3	$243.2	$917.1	$719.5

Adjusted Segment EBITDA(1)	$115.2	$71.0	$272.5	$200.8
Adjusted Segment EBITDA Margin(1)	29.7%	26.7%	27.1%	25.3%

Freight-Adjusted Segment EBITDA Margin	32.7%	29.2%	29.7%	27.9%
(1) See Reconciliation of Adjusted Segment EBITDA table.

972.942.6500	14	arcosa.com

Arcosa, Inc.
Reconciliation of Free Cash Flow and Net Debt to Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures net of the proceeds from the disposition of property, plant, equipment, and other assets. We use this metric to assess the liquidity of our consolidated business. We present Free Cash Flow for the convenience of investors who use it in their analysis and for shareholders who need to understand the metric we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cash provided by operating activities	$160.6	$135.0	$221.1	$253.8
Capital expenditures	(39.6)	(34.4)	(101.4)	(136.4)
Proceeds from disposition of assets	13.0	6.6	23.8	14.0
Free Cash Flow	$134.0	$107.2	$143.5	$131.4

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses “Net Debt to Adjusted EBITDA”, which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

September 30, 2025
Total debt excluding debt issuance costs	$1,599.4
Cash and cash equivalents	220.0
Net Debt	$1,379.4

Adjusted EBITDA (trailing twelve months)	$566.6
Net Debt to Adjusted EBITDA	2.4

972.942.6500	15	arcosa.com

Arcosa, Inc.
Reconciliation of Adjusted EBITDA for Steel Components and Stavola
(in millions)
(unaudited)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2024	2024
Steel Components
Operating Loss	$(25.4)	$(20.9)
Add: Depreciation and amortization expense	1.1	5.9
Steel Components EBITDA	(24.3)	(15.0)
Add: Loss on sale of business	23.0	23.0
Steel Components Adjusted EBITDA	$(1.3)	$8.0

	Three Months Ended September 30,	Nine Months Ended September 30,
	2025	2025
Stavola
Operating Profit	$32.3	$44.2
Add: Depreciation, depletion, and amortization expense	12.2	33.5
Stavola EBITDA	44.5	77.7
Stavola Adjusted EBITDA	$44.5	$77.7

972.942.6500	16	arcosa.com